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                                   Exhibit (9)

                  Opinion and Consent of Robert J. Hebron, Esq.
































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[NEW YORK LIFE LETTERHEAD]




The Company You Keep (R)                  NEW YORK LIFE INSURANCE COMPANY
                                          51 Madison Avenue, New York, NY 10010
                                          (212) 576-5149 Fax: 212 447-4268

                                          ROBERT J. HEBRON
                                          Vice President and
                                          Associate General Counsel



                                                                  April 15, 1997

New York Life Insurance
  and Annuity Corporation
51 Madison Avenue
New York, NY  10010


         RE:      NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                  VARIABLE ANNUITY SEPARATE ACCOUNT-III


Ladies and Gentlemen:

         This opinion is furnished in connection with the filing by New York Life Insurance and Annuity Corporation ("NYLIAC") of Post-Effective Amendment No. 2 to the registration statement on Form N-4 ("Registration Statement") under the Securities Act of 1933, as amended, of NYLIAC Variable Annuity Separate Account-III ("Separate Account"). The Separate Account receives and invests premiums allocated to it under a flexible premium variable annuity policy ("Annuity Contract"). The Annuity Contract is offered in the manner described in the Registration Statement.

         In my capacity as Vice President and Associate General Counsel for New York Life Insurance Company, I have authority to assist the General Counsel in supervising and administering the general business affairs of the Office of the General Counsel, including authority to act with respect to any matter within his authority or responsibility relating to legal affairs. This would include general supervision of NYLIAC's legal affairs. In this capacity, I am familiar with the Separate Account, which was established as of November 30, 1994 pursuant to a resolution adopted by the Board of Directors of NYLIAC for a separate account for assets applicable to the Annuity Contract, pursuant to the provisions of Section 2932 of the Delaware Insurance Code. In addition, I have made such examination of the law and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my professional opinion that:

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New York Life Insurance
  and Annuity Company
April 15, 1997
Page 2


   1. NYLIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.

   2. The Separate Account is an account established and maintained by NYLIAC pursuant to the laws of the State of Delaware, under which income, capital gains and capital losses incurred on the assets of the Separate Account are credited to or charged against the assets of the Separate Account without regard to the income, capital gains or capital losses arising out of any other business which NYLIAC may conduct.

   3. The Annuity Contracts have been duly authorized by NYLIAC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute validly issued and binding obligations of NYLIAC in accordance with their terms.

   4. Each owner of an Annuity Contract will not be subject to any deductions, charges, or assessments imposed by NYLIAC other than those provided in the Annuity Contract.


I consent to the use of this opinion as an exhibit to the Registration
Statement.


                                                   Very truly yours,

                                                   /s/Robert J. Hebron
                                                   -------------------------
                                                   Robert J. Hebron
                                                   Vice President and
                                                   Associate General Counsel